                                                                    Exhibit 12.1
                      BETTER MINERALS & AGGREGATES COMPANY
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)


                                                                            Successor                                   Predecessor
                                              ------------------------------------------------------------------------- ------------
                                                                            Year Ended
                                                                            December 31,
                                                                            ------------                 2/10 - 12/31,  1/1 - 2/9,
                                                2000           1999            1998           1997            1996         1996
                                                ----           ----            ----           ----            ----         ----
Earnings
--------
Income (loss) before income taxes               $(20,639)    $  1,032        $ (16,871)    $ (1,961)       $ (3,621)     $  517
Fixed charges                                     36,647       19,870           10,401       10,578          10,143          21
                                              -------------------------------------------------------------------------------------
Total earnings                                  $ 16,008     $ 20,902        $  (6,470)    $  8,617        $  6,522      $  538
                                              =====================================================================================
Fixed Charges
-------------
Interest expense                                $ 36,359     $ 19,590        $  10,269     $ 10,513        $ 10,074      $   13
Estimated interest in rental expense                 288          280              132           65              69           8
                                              -------------------------------------------------------------------------------------
Total fixed charges                             $ 36,647     $ 19,870        $  10,401     $ 10,578        $ 10,143      $   21
                                              =====================================================================================

Ratio of Earnings to Fixed Charges                     -          1.1                -            -               -        25.6

Earnings were insufficient to cover fixed charges by $20.6 million, $16.9 million, $2.0 million and $3.6 million for the years ended December 31, 2000, 1998 and 1997 and the period February 10, 1996 through December 31, 1996, respectively.